Exhibit 99.1

Via E-MAIL

Date:	March 30, 2012
From:	Steve Oldham
To:	All SureWest Employees

Subject: Transaction SEC Filing

Dear SureWest Employees,

As you know, on February 6, we announced that our Board of Directors unanimously approved an agreement in which Consolidated Communications will acquire all of the outstanding shares of SureWest in a cash and stock transaction. Since that announcement, in accordance with the disclosure rules of the U.S. Securities and Exchange Commission (SEC), we haven’t been able to answer all of your questions until certain details about the transaction and background have been publicly filed with the SEC.

On Wednesday, Consolidated filed, with our assistance, a Form S-4 registration statement with the SEC that includes the preliminary proxy statement of SureWest and a prospectus of Consolidated. The Form S-4 also details the background that led the Board of Directors to determine this was in the best interests of SureWest and our shareholders. The Form S-4 is available on the search page of the SEC’s EDGAR website by using the “CNSL” ticker symbol in the appropriate search field. The Form S-4 is preliminary and also subject to review by the SEC and has not been declared final.

The Form S-4 explains the transaction in detail, but there are a few key points I’d like to call out for you. First, as described in the “Background of the Merger” section of the Form S-4, this transaction arose from efforts by our Board of Directors and management team to maximize value for our shareholders. Secondly, the Form S-4 further explains the cash and stock election process with details on the exchange and proration procedures for SureWest shareholders.

We believe that the combined company will benefit from an enhanced competitive position. Together, we will have a significantly broader geographic scope and scale of operations, serving customers in six states. Among many other things, we believe that Consolidated’s leadership is impressed with our competitive culture, and our ability to increase revenues. SureWest and Consolidated believe that the combination of our organizations will yield a profitable competitor delivering high-quality telecommunications and broadband services to our customers.

For our shareholders, the Form S-4 also includes additional financial information on both companies, as well as details on the Board process that should be helpful to them in determining how to vote on the transaction.

This is a significant transaction and adjustment for all of us. We appreciate how hard you have continued to work throughout this process. We continue to operate and provide our customers with the amazing customer experience they have come to expect from SureWest. We will keep you updated with details, but until the sale is complete, we remain independent companies.

As a reminder, this announcement may generate interest from the media and other third parties. As always, it is important for us to speak with one voice. If you receive any inquiries from the media or other questions from outside SureWest, please forward them to Ron Rogers in corporate communications at r.rogers@surewest.com or 916.746.3123. In the meantime, feel free to speak with your VP regarding any questions you may have.

On behalf of the SureWest Board and management team, I thank you all for your continued dedication and for your relentless efforts serving our customers and shareholders. Your commitment has been and will continue to be an integral part of our success.

Steve

Additional Information

This communication relates to the proposed merger transactions pursuant to the terms of the Agreement and Plan of Merger (“Merger Agreement”), dated as of February 5, 2012, among SureWest Communications (“SureWest”), Consolidated Communications Holdings, Inc. (“Consolidated”), WH Acquisition Corp. and WH Acquisition II Corp.

On March 28, 2012, Consolidated filed with the Securities and Exchange Commission (“SEC”), a registration statement on Form S-4 in connection with the proposed merger transaction that includes the preliminary proxy statement of SureWest, which also constitutes a prospectus of Consolidated. SureWest will send to its shareholders the definitive proxy statement/prospectus regarding the proposed merger transaction when it becomes available. SureWest urges investors and security holders to read the proxy statement/prospectus (including all amendments and supplements to it) and other documents relating to the merger transaction, because they contain important information about SureWest, Consolidated and the proposed transactions.

Important Merger Information and Additional Information

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Participants in the Solicitation

SureWest and Consolidated, and certain of their respective directors and officers and other persons may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed acquisition transaction. Information regarding directors and executive officers of SureWest in the solicitation is set forth in the SureWest proxy statements and Annual Reports on Form 10-K, previously filed with the SEC.  Information regarding directors and executive officers of Consolidated in the solicitation is set forth in the Consolidated proxy statements and Annual Reports on Form 10-K, previously filed with the SEC.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.